                                                                     Exhibit 3.5

                             CERTIFICATE OF TRUST OF
                 ALLSTATE LIFE GLOBAL FUNDING TRUST [  ] - [ ]

     THIS Certificate of Trust of Allstate Life Global Funding Trust [ ] - [ ] (the "Trust"), is being duly executed and filed by the undersigned trustees to form a statutory trust under the Delaware Statutory Trust Act (12 Del. Code,
Section 3801 et seq.) (the "Act").

     1.   Name. The name of the statutory trust formed hereby is Allstate Life
Global Funding Trust [   ] - [ ].

     2. Delaware Trustee. The name and business address of the trustee of the Trust with its principal place of business in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware, 19890-0001, Attention: Corporate Trust Administration.

     3. Effective Time. This Certificate of Trust will be effective upon its filing with the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust as of the date of filing of this Certificate of Trust, have executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

                              Wilmington Trust Company, not in its
                              individual capacity but solely as Delaware Trustee


                              By:
                                 -----------------------------------------------
                                 Name:
                                 Title: